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                                                            (EXHIBIT 5 TO S-4)





                                   January 23, 1998



Premier Financial Bancorp
120 N. Hamilton Street
Georgetown, KY  40324

Gentlemen:

     Reference is made to the Registration Statement on Form S-4   (the
"Registration Statement") being filed by Premier Financial Bancorp, Inc., a Kentucky corporation ("Premier"), with the Securities and Exchange Commission under the Securities Act of 1933 (as amended, the "Securities Act"), relating to the registration of 300,000 Common Shares of Premier, without par value ("Premier Common Stock"), issuable in connection with a merger (the "Merger") of Ohio River Interim Bank, an Ohio banking corporation wholly owned by Premier ("Merger Sub"), into Ohio River Bank, Ironton, Ohio, an Ohio banking corporation ("Ohio River Bank"), as set forth in the Amended and Restated Agreement and Plan of Merger dated as of November 24, 1997 among Premier, Merger Sub and Ohio River Bank (the "Merger Agreement"). As a result of the Merger, holders of common stock of Ohio River Bank, $8.00 par value per share ("Ohio River Bank Common Stock"), will receive Premier Common Shares in exchange for their shares of Ohio River Bank Common Stock, and Ohio River Bank will become a wholly owned subsidiary of Premier, as is set forth in the Merger Agreement.

     I am familiar with the proceedings to date with respect to the proposed issuance of Premier Common Shares and the Merger and have examined such records, documents and questions of law, and satisfied myself as to such matters of fact as I consider relevant, that are necessary as a basis for this opinion.

     Based on the foregoing, it is my opinion that:

     1. Premier is duly incorporated and validly existing under the laws of the Commonwealth of Kentucky; and

     2. The Premier Common Shares to be issued in the Merger will be legally issued, fully paid and nonassessable when: (i) the Registration Statement shall have become effective under the Securities Act, (ii) the Merger shall have become effective and (iii) certificates representing such Premier Common Shares shall have been duly executed, countersigned and registered and duly delivered in accordance with the Merger Agreement. In rendering the opinion in this paragraph 2., I have assumed without investigation that the Ohio River Bank Common Stock outstanding at the time of effectiveness of the Merger is legally issued, fully paid and nonassessable.

     I hereby consent to the reference to me under the heading "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                   Very truly yours,

                                   /s/ David W. Harper
                                   -----------------------
                                   David W. Harper, Esq.
DWH/pgf